Exhibit 10.1

NOTICE OF
RESTRICTED STOCK UNIT AWARD

BUFFALO WILD WINGS, INC.
2012 EQUITY INCENTIVE PLAN

Name of Participant:
Number of Units:	Grant Date: June 2, 2017
Restriction Period: Grant Date through June 30, 2019
Vesting Schedule: Date Number of Units That Vest July 1, 2018 June 30, 2019

This Notice (the “Notice”), dated and effective as of the Grant Date specified above, is between Buffalo Wild Wings, Inc., a Minnesota corporation (the “Company”), and the Participant identified above.

Background

A.    Participant on the date hereof is an employee of the Company or a Subsidiary of the Company.

B.    The Company wishes to grant a restricted stock unit award to Participant payable in shares of the Company’s common stock pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”).

C.    The Company’s Compensation Committee, as administrator of the Plan, has determined that the Participant is eligible to receive such an award and hereby grants an award to the Participant on the terms and conditions that follow.

Terms and Conditions*

1.    Grant of Restricted Stock Units. The Company hereby grants to Participant on the Grant Date that number of restricted stock units (“Units”) equal to the “Number of Units” specified in the table above on the terms and conditions set forth in this Notice and as otherwise provided in the Plan (the “Award”). Each Unit that vests will entitle the Participant to receive one Share of the Company’s Stock.

2.    Nature of Units. The Units granted pursuant to this Award are bookkeeping entries only and do not provide the Participant with any dividend, voting or other rights of a stockholder of the Company. The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in Section 3 of this Notice are satisfied. Neither this Award nor the Units may be sold, transferred, assigned, encumbered or otherwise disposed

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of, voluntarily or involuntarily, except by will or the laws of descent and distribution in the event of the Participant’s death. Any attempt to otherwise transfer the Units or this Award shall be void and without effect.

3.    Vesting of Restricted Stock Units. For purposes of this Notice, “Vesting Date” means any date, including the dates specified in the Vesting Schedule in the table on the first page of this Agreement (the “Scheduled Vesting Dates”), on which Units subject to this Award vest as provided in this Section 3.

(a)    General. Except as otherwise provided in Paragraphs 3(b) and 3(c), the Units subject to this Award shall vest on the Scheduled Vesting Dates.

(b)    Termination of Employment. Except as otherwise provided in this Paragraph 3(b) and in Paragraph 3(c), if the Participant’s employment with the Company and all of its Affiliates ceases at any time during the Restriction Period, this Award shall terminate and all unvested Units subject to this Award shall be forfeited by Participant. If, however, the Participant’s employment with the Company and all of its Affiliates ends due to death or Disability, then a pro rata portion (based on the number of full fiscal months during which the Participant was actively employed since the most recent Scheduled Vesting Date (or since the Grant Date if there was no previous Scheduled Vesting Date) as a percentage of twelve) of the number of Units that would have vested on the next Scheduled Vesting Date if the Participant’s employment had continued shall vest on the next Scheduled Vesting Date. If, however, the Participant’s employment with the Company and all of its Affiliates is terminated by the Participant’s employer without Cause, or is terminated by the Participant for Good Reason (as defined in Paragraph 5(b) below), then all of the unvested Units subject to this Award shall immediately vest as of the date the Participant’s employment terminates. If, however, the Participant’s employment with the Company and all of its Affiliates ends due to Retirement (as defined in Paragraph 5(c) below) after the first Scheduled Vesting Date, and such Retirement is not attributable to one of the termination events specified in either of the two immediately preceding sentences, the unvested Units scheduled to vest on the second Scheduled Vesting Date will immediately vest as of the date of such Retirement.

(c)    Change in Control. If a Change in Control (as defined in Paragraph 5(a) below) occurs and the Participant holds Units subject to this Agreement at the time, then one of the following shall occur:

                            (1)    If, pending the Change in Control, the Committee determines that this Award will not continue after the Change in Control or that the successor entity (or its Parent) will not agree to provide for the assumption or replacement of this Award with a comparable equity-based award covering shares of the successor entity (or its Parent) that preserves the intrinsic value of this Award existing at the time of the Change in Control and is subject to substantially similar terms and conditions as this Award, then the unvested Units subject to this Award shall vest and be settled at or immediately prior to the effective time of the Change in Control.

(2)    If, in connection with the Change in Control, subparagraph 3(c)(1) is not applicable and this Award is continued, assumed or replaced in the manner described in subparagraph 3(c)(1), and if within one year after that Change in Control the Participant’s employment with the Company and all of its Affiliates (or with any successor entity) is terminated by the employer for reasons other than Cause, or is terminated by the Participant for Good

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Reason, then the unvested Units subject to this Award shall immediately vest and be settled within 30 days after the date of the Participant’s termination of employment.

4.    Settlement of Units. Except as otherwise provided in Paragraph 3(c), and subject to Section 17(g) of the Plan to the extent this Award provides for a deferral of compensation subject to Code Section 409A, as soon as practicable after the Vesting Date, but no later than 75 days after the Vesting Date (and if such 75 day period would extend beyond the end of the taxable year in which the Vesting Date occurs, the Participant will not be permitted to designate the taxable year in which such settlement occurs), the Company shall cause to be issued to the Participant (or his or her beneficiary or personal representative) one Share of Stock in payment and settlement of each vested Unit. The Company may withhold from the number of such Shares to be delivered in settlement of the Units any Shares required for the payment of withholding taxes as provided in Paragraph 6(e) below.

5.    Definitions.

(a)    Change in Control. “Change in Control” means one of the following:

(1)    An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)    any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)    any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan;

(C)    any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities; or

(D)    with respect to the Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)    Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board. A “Continuing Director” means an individual (i) who is, as of June 1, 2017, a director of the Company, or (ii) who becomes a director of the Company after that date and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

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(3)    A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities. A “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(4)    The Company’s shareholders approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if and to the extent that this Award constitutes a deferral of compensation subject to Code Section 409A and provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred for purposes of effecting such a change in the time or form of payment upon an event described in this Paragraph 5(a) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(b)    Good Reason. “Good Reason” means any of the following conditions arising without the consent of Participant, provided that Participant has first given written notice to the Company of the existence of the condition within 90 days of its first occurrence, and the Company has failed to remedy the condition within 30 days thereafter:

(1)    a material diminution in the Participant’s base salary;

(2)    a material diminution in the Participant’s authority, duties, or responsibilities;

(3)    relocation of Participant’s principal office more than 50 miles from its current location; or

(4)    any other action or inaction that constitutes a material breach by the Company of any terms or conditions of any agreement between the Company and the Participant, which breach has not been caused by Participant.

(c)    Retirement. “Retirement” is defined as a termination of employment with the Company and its Affiliates other than for Cause at a time when the Participant is at least 55 years old and has worked for the Company for at least 10 years.

6.    General Provisions.

(a)    Employment. Neither this Notice nor the Award shall confer on Participant any right with respect to continuance of employment by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company or any Affiliate to terminate

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such employment. Nothing in this Notice shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.

(b)    Securities Law Compliance. No Shares of Stock issuable pursuant to this Award shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which the Company’s Stock may, at the time, be listed.

(c)    Changes in Capitalization. Pursuant and subject to Section 12 of the Plan, certain changes in the number of Shares or character of the Stock of the Company (through merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an equitable adjustment by the Committee to avoid dilution or enlargement of Participant’s rights with respect to any Units subject to this Award which have not yet been settled.

(d)    Shares Reserved. The Company shall at all times during the term of this Award reserve and keep available such number of Shares of Stock as will be sufficient to satisfy the requirements of this Award.

(e)    Withholding Taxes. The Company shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to the Participant an amount sufficient to cover any required withholding taxes in connection with the settlement of Units subject to this Award, and (ii) require the Participant or other person receiving Shares of Stock under this Award to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from the Participant as provided above, the Participant may elect to cover the required withholding taxes (not to exceed the maximum individual statutory tax rate in any applicable jurisdiction) through a reduction in the number of Shares delivered to Participant, valued in the same manner as used in computing the withholding taxes under applicable laws.

(f)    2012 Equity Incentive Plan. The Award evidenced by this Notice is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Notice. This Notice is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Notice and, in the event of any questions as to the construction of this Notice or in the event of a conflict between the Plan and this Notice, the Plan shall govern, except as the Plan otherwise provides.

(g)    Scope of Notice. This Notice shall bind and inure to the benefit of the Company, its Affiliates and their successors and assigns, and shall bind and inure to the benefit of Participant and any successor or successors of Participant permitted herein. This Award is expressly subject to all terms and conditions contained in the Plan and in this Notice, and Participant shall comply with all such terms and conditions.

(h)    Arbitration. Any dispute arising out of or relating to this Notice or the alleged breach of it, or the making of this Notice, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the

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arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Notice, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Notice. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of the state of Minnesota could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

(i)    Choice of Law. This Notice is subject to the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflicts of laws principles).
(j)    Code Section 409A. To the extent any provision of this Notice does not satisfy the requirements of Code Section 409A or any regulations or other guidance issued by the Treasury Department or the Internal Revenue Service under Code Section 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Notice to the contrary, and to the extent not prohibited by Code Section 409A, the provisions of the Notice and the rights of Participants and their beneficiaries hereunder shall be deemed to have been modified accordingly.
Buffalo Wild Wings, Inc.

By:

Sally J. Smith
Chief Executive Officer and President

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